Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

McCormick & Company, Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other	6,750,000 (1)	$95.65(2)	$645,637,500.00	.0000927	$59,850.60

Total Offering Amounts					$645,637,500.00		$59,850.60

Total Fee Offsets							—

Net Fees Due							$59,850.60

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the Common Stock that may become issuable under the plan referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 23, 2022.